UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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NUBURU, INC.

(Name of Registrant as Specified In Its Charter)

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NUBURU, INC.

7442 S. Tucson Way, Suite 130

Centennial, CO 80112

AMENDMENT TO THE PRELIMINARY PROXY STATEMENT FILED ON NOVEMBER 14, 2024

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF NUBURU, INC.

TO BE HELD ON DECEMBER 27, 2024

EXPLANATORY NOTE

This amendment (this “Amendment”) supplements the preliminary proxy statement on Schedule 14A filed by Nuburu, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on November 14, 2024 (the “Proxy Statement”) and made available to the Company’s stockholders in connection with the solicitation of proxies on behalf of the board of directors of the Company (the “Board”) relating to the Company’s 2024 Annual Meeting (the “Annual Meeting”) of stockholders scheduled to be held on December 27, 2024 and any adjournment or postponement thereof. This Amendment is being filed with the SEC and made available to stockholders on or about November 15, 2024. Capitalized terms used in this Amendment that are not defined in this Amendment have the meanings given to them in the Proxy Statement.

Proposal No. 3 contained in the Proxy Statement is for the approval and ratification, for purposes of complying with NYSE American listing rules, of the issuance of shares of common stock in excess of the Share Cap in connection with the Master Agreement with Liqueous, which includes the issuance of up to $15 million of securities, issuance of securities upon future adjustments pursuant to the terms of such securities, and issuance of securities upon conversion of certain outstanding notes held by Liqueous. The purpose of this Amendment is to supplement Proposal No. 3 by adding additional information relating to the proposal. We are restating Proposal No. 3 in its entirety below.

None of the other agenda items presented in the Proxy Statement are affected by this Amendment. Except as specifically revised by the information contained in this Amendment, this Amendment does not modify, amend, supplement, or otherwise affect any matter presented for consideration in or other information set forth in the Proxy Statement. If information in this Amendment differs from or updates information contained in the Proxy Statement, then the information in this Amendment is more current and supersedes the different information contained in the Proxy Statement. This Amendment should be read with the Proxy Statement and the Company’s Amendment No. 4 to Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on November 8, 2024, as each contains information that is important to your decisions in voting at the Annual Meeting. From and after the date of this Amendment, any references to the Proxy Statement will be deemed to include the Proxy Statement as supplemented and amended hereby. Except as provided in this Amendment, this Amendment does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events.

PROPOSAL NO. 3 – To approve AND RATIFY, for purposes of complying with NYSE American listing rules, the issuance of shares of common stock in excess of the Share Cap in connection with the Master Agreement with Liqueous LP (“Liqueous”), which includes the issuance of up to $15 million of securities, issuance of securities upon future adjustments pursuant to the terms of such securities, and issuance of securities upon conversion of certain outstanding notes held by Liqueous

On October 1, 2024, we entered into a master transaction terms agreement (the “Master Agreement”) with Liqueous, pursuant to which, we and Liqueous established a strategic financing framework for short-term and long-term financing for us. The Master Agreement provides for: (i) an immediate capital infusion from Liqueous of $3 million at current market price, (ii) subsequent weekly capital infusions of $1,250,000 at market price until an additional $10 million has been invested; (iii) the acquisition and conversion of certain outstanding notes, with each $1.00 of debt converted into $2.00 of Common Stock at market price; (iv) an adjustment to current market price of certain outstanding pre-funded warrants held by Liqueous having a current cash value of approximately $2.2 million; and (v) the implementation of a $50 million equity line of credit (the “ELOC”) pursuant to which we may require Liqueous to purchase Common Stock from time-to-time in the amounts and for the prices determined in accordance with the terms of the ELOC. For additional information regarding the ELOC, see Proposal No. 4 below.

Initial Investments

As provided in the Master Agreement, on October 1, 2024, we entered into two Securities Purchase Agreements with Liqueous, reflecting Phase 1 and Phase 2 under the Master Agreement, pursuant to which Liqueous would acquire pre-funded warrants on substantially the same terms as prior pre-funded warrants executed between the parties: (i) the first, Phase 1, providing for the acquisition by Liqueous of pre-funded warrants exercisable for an aggregate of 6,849,315 shares of Common Stock, with an effective purchase price of $0.438 per share, for aggregate gross proceeds of approximately $3 million within five business days of execution; and (ii) the second, Phase 2, providing for weekly capital infusions of $1,250,000 at market price until a total of $10 million has been invested, beginning 10 days after execution of the purchase agreement or upon filing of the registration statement registering the shares identified in (i) above for resale. As part of Phase 1, Liqueous would also engage in good faith best efforts to prepay or otherwise acquire outstanding notes held by Esousa, given among other things the failure to achieve quorum at the special meeting called to approve the Esousa transaction (which failure to obtain such approval resulted in a default under such transactions) and the restrictions on the issuance of additional shares until after such time as such stockholder approval is obtained.

Registration and Restrictions

As provided in the Master Agreement, on October 1, 2024, we entered into a registration rights agreement pursuant to which we are obligated to register for resale the Common Stock to be issued in connection with the financing transactions contemplated by the Master Agreement. The parties also agreed that no issuances pursuant to the financing plan will be made to the extent such issuances would: (i) cause Liqueous to hold greater than 4.99% at any time; or (ii) result in the issuance of Common Stock greater than the Share Cap, unless any stockholder approval that is required under NYSE American rules is first obtained.

Conversion of Existing Notes in Exchange for Common Stock

Liqueous held and continues to hold certain outstanding notes previously issued by the Company, which it acquired from the third-party holders of such notes in independent transactions. The Master Agreement provides for the continuation of the conversion of notes as and to the extent Liqueous holds or acquires them. The Master Agreement contemplates that up to approximately $8.5 million of outstanding debt may be acquired and converted by Liqueous in the future, with each $1.00 of debt being converted into $2.00 of Common Stock at market price. As previously disclosed, certain outstanding notes (or portions of such notes) have already been exchanged by Liqueous for shares of Common Stock. As of the nine months ended September 30, 2024, the Company had issued an aggregate of approximately 4,648,162 shares of Common Stock in exchange for the extinguishment of approximately $4.7 million in outstanding debt. We agreed to reserve approximately 13 million additional shares for potential issuance to Liqueous in connection with conversions of debt already held by Liqueous, with another approximately 10 million shares reserved for the same purpose, but subject to lock-up. The historical issuance of such conversion shares may be deemed to have violated NYSE requirements relating to the issuance of shares in excess of the Share Cap without stockholder approval. The Company is reviewing and adjusting its controls and procedures to avoid future issuances that could be deemed to violate NYSE requirements.

Adjustment of Outstanding Warrants to Current Market Price

Under the Master Agreement, we agreed to adjust certain outstanding pre-funded warrants held by Liqueous having a current cash value of approximately $2.2 million, to reprice such warrants at the market price, calculated at the lower of the previous day’s closing price or the 5-day average price and register common stock underlying such warrants with the SEC for resale.

For more information about the Liqueous transactions, please see the transactions documents filed as exhibits to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on November 14, 2024.

Reasons for Requesting Stockholder Approval

NYSE American listing rules require stockholder approval in connection with a transaction, other than a public offering, involving the sale or issuance by the issuer of common stock (or securities convertible into or exchangeable for common stock) equal to 20% or more of the common stock at lower than market value. The terms of our agreements with Liqueous also require that we seek and obtain such stockholder approval.

The Board has determined that the issuance of securities described in this Proposal No. 3 is in the best interests of the Company and its stockholders because of the Company’s critical need to obtain additional financing in order to pursue its business plans, achieve commercialization, and reduce existing debt.

Possible Effects of Disapproval of this Proposal

If we fail to obtain the approval of our stockholders as required by NYSE American, we will not be able to pursue financing described in this Proposal No. 3, which is critical to the Company, and may be deemed to be in default under our agreements with Liqueous.

Our ability to successfully implement our business plans, achieve commercialization, and ultimately generate value for stockholders is dependent on our ability to raise capital. If we are not able to receive the proceeds contemplated by the Master Agreement, we would be required to curtail our business plans, reduce operating expenses, dispose of assets, and seek extended terms on existing obligations, among other things, or pursue a sale, dissolution, liquidation, or bankruptcy.

Potential Adverse Effects of Approving this Proposal

If approved, this proposal will provide for the issuance of up to an aggregate of $15 million shares of Common Stock, plus shares issuable pursuant to the conversion of outstanding notes, and the reduction of debt. The issuance of shares of Common Stock will dilute the percentage ownership interest of all stockholders, may dilute the book value per share of the Common Stock, and will increase the number of the Company’s outstanding shares, which could depress the market price of the Common Stock.

THE Board RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL AND RATIFICATION OF THE issuance of shares of common stock in excess of the Share Cap in connection with the issuance of up to $15 million of securities to Liqueous, including any future adjustments to such securities, and the conversion of certain outstanding notes.

Where You Can Find More Information; Incorporation by Reference

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These documents may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov).

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this proxy statement, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. Such documents are considered to be a part of this proxy statement, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including all filings made after the date of the filing of this proxy statement, except as to any portion of any future report or document that is not deemed filed under such provisions:

•
our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on April 15, 2024, and as amended on April 29, 2024, August 12, 2024, September 6, 2024 and November 8, 2024;
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our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2024, as filed with the SEC on May 15, 2024 and as amended on November 14, 2024, for the quarterly period ended June 30, 2024, as filed with the SEC on August 14, 2024, and as amended on November 14, 2024, and for the quarterly period ended September 30, 2024, as filed with the SEC on November 14, 2024;
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our Current Reports on Form 8-K (other than the portions thereof that are furnished and not filed) as filed with the SEC on January 4, 2024, February 28, 2024, April 4, 2024, May 3, 2024, May 6, 2024, June 13, 2024, June 24, 2024, July 1, 2024, July 10, 2024, July 22, 2024, July 30, 2024, August 12, 2024, August 23, 2024, October 7, 2024, October 15, 2024, October 24, 2024, October 25, 2024 and November 12, 2024.

Upon request, either orally or in writing, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this proxy statement is delivered, a copy of the documents incorporated by reference into this proxy statement but not delivered with the proxy statement. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this proxy statement, at no cost by writing us at the following address: Nuburu, Inc., c/o Chief Financial Officer, 7442 S. Tucson Way, Suite 130, Centennial, CO 80112.